EXHIBIT 99.1
WINLAND ELECTRONICS, INC.
May 2006
Dear Fellow Shareholders,
I am pleased to report to you another record level of revenues recorded for Winland Electronics. Revenue for the first quarter exceeded the $8 million mark for the first time in Company history. This achievement was a result of our extended relationship with Select Comfort, the growth of our existing customer base and the 33 new and revised product line items added to our manufacturing portfolio during the first quarter. As we have discussed before, one of our top objectives is to build a more diverse customer and revenue base. We are also managing operating expenses to mitigate the margin pressure present in our electronic manufacturing services (EMS) business. In the first quarter, our gross margins began to reflect the concessions we made in order to sign a three-year extension of our contract with Select Comfort. We are pleased with the new contract, and this solidifies our longstanding relationship with our largest customer. With margin erosion in the EMS space, we are increasing our attention to build the revenue of the higher margin proprietary products area. This is a key initiative for our management team; and, in the first quarter, we made steady progress to expand sales of our proprietary products.
We reported record revenue of $8.1 million and net income of $311,000, with earnings of $0.09 per share for the first quarter. Gross profits for the quarter were $1.7 million, or 20.3 percent of sales, compared to $1.7 million, or 24.2 percent of sales, for the first quarter last year. Gross margins decreased due to lower margins from the Company’s new agreement with Select Comfort. Gross margins were also impacted by the added cost and decreased efficiency associated with the introduction of 33 new and revised product line items for the quarter. These costs should level off over time as these items add to revenue diversity and growth.
We have been increasing our focus on our proprietary line of critical environment sensors. We are seeing some increase in the overall percentage of this portion of our business. We are also working on new product initiatives as we leverage our positive reputation in the marketplace with the objective of increasing our market share. Our proprietary products contribute stronger profit margins than our price-sensitive electronic manufacturing services (EMS) business, which remains highly competitive. Building proprietary products also allows us to fill and utilize any excess manufacturing capacity we may have, helping increase the blended gross margin.
Our focus on cash velocity and “lean” mentality has enabled us to post our 17th consecutive quarter of profitability. In the competitive EMS space, the ability to rapidly turn cash is a key to profitability in a low margin environment. While we are pleased with our successes against this key metric to date, we are not yet satisfied and are focused on consistent improvement.
As we have stated in prior letters, we continue to look for acquisition opportunities as well as international sourcing and production opportunities. We hope to identify accretive acquisitions with the potential to expand and diversify our revenue as well as our technical capability and fulfill our strategic objectives such as growth of proprietary product sales. We also continue to investigate international outsourcing or production strategies with a view to obtaining a lower-cost manufacturing facility in order to compete for larger, price-competitive EMS opportunities. To prepare for this transition, we need staff with the appropriate depth and experience. We recently terminated our Chief Financial Officer and are seeking a Chief Financial Officer with a history of successful merger and acquisition transaction experience as well as knowledge of international operations. We view these skills as key to executing our growth objectives. Brian Lawrence, our controller, will serve as interim CFO until a new CFO has been hired.
In summary, we continue to aggressively meet the challenges before us and have increased our efforts to bring greater revenue diversity and build a formula of profitability for our shareholders. We stand prepared to emerge as a stronger organization as we explore expansion opportunities domestically and production opportunities internationally, building on our pathway to growth. As always, I would like to thank you, our shareholders, for the patience and support you have shown. We remain committed to rewarding your patience.
Sincerely,
/s/ Lorin Krueger
Lorin Krueger
President & CEO

Cautionary Statements
Certain statements contained in this letter and other written and oral statements made from time to time by the company do not relate strictly to historical or current facts. As such, they are considered forward-looking statements, which provide current expectations or forecasts of future events. The statements included in this letter with respect to (i) steady progress to expand sales of our proprietary products; (ii) our expectation that added costs associated with the introduction of new and revised product line items will level off over time; (iii) increases in the overall percentage of the proprietary products business; and (iv) exploration of expansion opportunities domestically and production opportunities internationally, are forward looking statements. These statements involve a variety of risks and uncertainties, known and unknown, that may cause acutal results to vary materially from those contemplated by such forward looking statements. These risks and uncertainties include, among others, the risks that (i) we will be unable to increase sales of our existing proprietary products or develop or obtain new proprietary products due to lack of market acceptance of existing or new products, competitive pressures or other factors , (ii) competition may force the Company to continually develop or revise products thereby causing a long-term increase in costs relating to new or revised products; (iii) attractive acquisition candidates often have multiple bidders and the Company may not be able to compete with better-financed or better-capitalized bidders or negotiate a transaction beneficial to the Company’s shareholders; and (iv) development of international production will result in losing control over manufacturing processes which could result in a lower quality standards, delays or unanticipated costs. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially.
WINLAND ELECTRONICS, INC. BALANCE SHEET HIGHLIGHTS

	March 31, 2006	December 31, 2005
Cash	1,326,003	865,181

Total Current Assets	10,436,707	9,017,949

Net Property and Equipment	5,062,939	4,928,137

Total Assets	15,501,533	13,947,494

Total Current Liabilities	4,361,459	3,025,831

Total Long-Term Liabilities	1,724,590	1,841,302

Stockholder’s Equity	9,415,484	9,080,361

Total Liabilities and Equity	15,501,533	13,947,494

WINLAND ELECTRONICS, INC.
STATEMENTS OF INCOME
For the Three Months Ended March 31, 2006 & 2005
(UNAUDITED)

	Three Months Ended
	2006	2005
Net sales	$8,147,209	$7,013,392
Cost of sales	6,491,428	5,314,321

Gross profit	1,655,781	1,699,071

Operating expenses:
General and administrative	593,031	509,417
Sales and marketing	413,905	336,133
Research and development	146,823	224,318

	1,153,759	1,069,868

Operating income	502,022	629,203

Other income (expenses):
Interest expense	(28,783)	(29,809)
Other, net	12,382	14,141

	(16,401)	(15,668)

Income before income taxes	485,621	613,535

Income tax expense	(174,600)	(239,000)

Net income	$311,021	$374,535

Earnings per common share data:

Basic	$0.09	$0.11
Diluted	0.09	0.10

Weighted-average number of common shares outstanding:
Basic	3,534,316	3,452,709
Diluted	3,646,013	3,598,896

Investor	information
Symbol/Exchange: WEX/Amex

Transfer	agent
Registrar & Transfer
Cranford, NJ 07016
800-368-5948

Investor	relations contacts
	Hayden Communications	Lorin Krueger, President & CEO
	Matt Hayden, President	Linda Annis, Manager of Administration
	1401 Havens Drive, Suite 100	Winland Electronics, Inc.
	North Myrtle Beach, SC 29582	1950 Excel Drive
	843/272-4653	Mankato, MN 56001
	www.haydenir.com	507/625-7231
www.winland.com